SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 5, 2004

AUTHENTIDATE HOLDING CORP.

(Exact name of Registrant as specified in charter)

Delaware	0-20190	14-1673067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2165 Technology Drive, Schenectady, New York	12308

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (518) 346-7799

(Former name or former address, if changed since last report.)

Item 5. Other Events and Required FD Disclosure.

On February 5, 2004, Authentidate Holding Corp. (the “Company”) issued a press release announcing that it had completed the previously announced private placement of $71,824,995 of shares of its common stock to certain institutional and accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D, promulgated thereunder. The Company issued an aggregate of 5,223,636 shares of its common stock in this transaction and received approximately $67 million in net proceeds from this transaction. The Company intends to use the net proceeds from this transaction to strengthen its balance sheet, for sales and operational purposes, and for other general corporate purposes. The transaction was completed on February 4, 2004. Roth Capital Partners, LLC, SG Cowen Securities Corporation and William Blair & Company acted as placement agents in the transaction.

In addition, the Company also completed on February 4, 2004, a separate private placement of 136,734 shares of its common stock for an aggregate purchase price of $1,880,092.50 to certain other accredited investors pursuant to Section 4(2) of the Securities Act and Regulation D, promulgated thereunder. The Company received approximately $1.80 million in net proceeds from this transaction. The Company intends to use the net proceeds from this transaction for general corporate purposes.

The securities sold in these offerings are restricted securities under the terms of the Securities Act and may not be transferred or resold for a period of one year, except pursuant to registration under the Securities Act or an exemption thereunder. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issued in these transactions.

The press release is attached to this Report on Form 8-K as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

Listed below are the exhibits filed as a part of this report.

(c)   Exhibits

10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2004	AUTHENTIDATE HOLDING CORP. (Registrant)

By: /s/ Dennis H. Bunt
Dennis H. Bunt
Chief Financial Officer